EXHIBIT 99.1



                      ANNUAL REPORT

        For the fiscal year ended March 31, 1999

               DATRON SYSTEMS INCORPORATED
              EMPLOYEE STOCK PURCHASE PLAN
                (Full title of the plan)

               Datron Systems Incorporated
 3030 Enterprise Court, Vista, California 92083-8347
   (Name of issuer of the securities held pursuant to the plan and the address of its principal executive office)

               DATRON SYSTEMS INCORPORATED
              EMPLOYEE STOCK PURCHASE PLAN

              Index To Financial Statements



                                                            Page


Independent Auditors' Report                                 F-2

Financial Statements:

     Statements of Assets Available for Benefits             F-3

     Statements of Changes in Assets Available for Benefits  F-4

     Notes to Financial Statements                           F-5

Schedules:

     None

     All schedules are omitted because they are not applicable or the required information is shown in the Financial Statements or the notes thereto.

                    INDEPENDENT AUDITORS' REPORT


Datron Systems Incorporated
Employee Stock Purchase Plan


We have audited the accompanying statements of assets available for benefits of Datron Systems Incorporated
Employee Stock Purchase Plan (the "Plan") as of March
31, 1999 and 1998, and the related statements of changes in assets available for benefits for the year ended March 31, 1999 and the nine months ended March 31, 1998. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, information regarding the Plan's assets available for benefits as of March 31, 1999 and 1998, and the changes in assets available for benefits of the Plan for the year ended March 31, 1999 and the nine months ended
March 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Diego, California
June 4, 1999

               DATRON SYSTEMS INCORPORATED
              EMPLOYEE STOCK PURCHASE PLAN

       STATEMENTS OF ASSETS AVAILABLE FOR BENEFITS

                                      March 31,         March 31,
                                        1999             1998
                                      --------          --------
Cash                                   $17,970          $25,220

Participant contributions
   receivable                            2,520            2,312
                                       -------          -------
Assets available for benefits          $20,490          $27,532
                                       =======          =======

See accompanying notes to financial statements.

               DATRON SYSTEMS INCORPORATED
              EMPLOYEE STOCK PURCHASE PLAN

 STATEMENTS OF CHANGES IN ASSETS AVAILABLE FOR BENEFITS

                                      Year          Nine Months
                                      Ended           Ended
                                 March 31, 1999    March 31, 1998
                                 --------------    --------------
Participant contributions            $84,161          $94,936

Benefits paid                        (74,294)         (44,911)

Cash disbursements to employees
   withdrawing from the plan         (16,909)         (22,493)
                                     --------         -------
Net increase (decrease)              $(7,042)         $27,532


Assets available for benefits:

Beginning of period                   27,532                0
                                     -------          -------
End of period                        $20,490          $27,532
                                     =======          =======


See accompanying notes to financial statements.

               DATRON SYSTEMS INCORPORATED
              EMPLOYEE STOCK PURCHASE PLAN

              NOTES TO FINANCIAL STATEMENTS


Note 1.  Plan Description

     In August 1997, the stockholders of Datron Systems
Incorporated (the "Company") adopted, effective July 1,
1997, the Datron Systems Incorporated Employee Stock
Purchase Plan (the "Plan") under Section 423 of the
Internal Revenue Code. The Plan is intended to provide eligible employees with the opportunity to acquire an equity interest in the Company through the acquisition of stock purchase rights.

    Employees are eligible to participate in the Plan if they have been employed a minimum of five months and work at least 20 hours per week. Eligible employees may use funds from accumulated payroll deductions to purchase shares of Company common stock at the end of six-month offering periods. They may contribute up to 10% of gross earnings toward such purchases, not to exceed $12,500 per offering period, and may purchase a maximum of 1,000 shares per offering period. The purchase price for the shares is 85% of the lesser of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period. Shares purchased must be held for a minimum of three months before they can be sold. A total of 200,000 shares has been authorized for issuance under the Plan.

  Common stock issued under the Plan is summarized as follows:

                           1998              1997
                    ------------------     ----------------
Offering            Shares    Purchase     Shares  Purchase
Period Ended        Issued     Price       Issued   Price
------------        ------    --------     ------  -------
June 30              6,648     $5.74           -        -
December 31          7,821     $4.62       6,126    $7.33
                    ------                 -----
  Total             14,469                 6,126
                    ======                 =====

Note 2.  Summary of Significant Accounting Policies

Basis of Accounting

The Plan's financial statements are prepared on the accrual basis of accounting.

Administrative Expenses of the Plan

All expenses incurred in the administration of the Plan are paid by the Company.

Contributions

Contributions to the Plan are made on a weekly basis as compensation is paid to participants.

Income Taxes

The Plan was established under Section 423 of the Internal Revenue Code and is, therefore, exempt from income taxes.

                       SIGNATURES
                       ----------

Pursuant to the requirements of the Securities Exchange
Act of 1934, the Compensation Committee of the Datron
Systems Incorporated Employee Stock Purchase Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

DATRON SYSTEMS INCORPORATED
EMPLOYEE STOCK PURCHASE PLAN


By:/s/ William L. Stephan          Date: June 24, 1999
William L. Stephan
Datron Systems Incorporated
Employee Stock Purchase
Plan Compensation Committee